Exhibit 99.1

Explanation of Responses:
(1)
Represents shares received upon the vesting of restricted stock units and shares received upon the vesting of dividend equivalent rights granted in connection with the quarterly dividends declared by Ryerson Holding Corporation (the “Company”). Dividend equivalent rights are subject to the same terms and conditions, including vesting, as the underlying restricted stock units.

(2)
Represents shares received or that will be received in respect of performance-based restricted stock units granted on March 31, 2020. Each performance-based restricted stock unit became vested on March 31, 2023, which was the later of (i) the third anniversary of the grant date and (ii) the date the compensation committee certified the achievement of the applicable performance objectives in accordance with the underlying award agreement. The compensation committee certified the achievement of the applicable performance objectives on March 31, 2023. Vested shares will be delivered to the reporting person not later than 60 days following the vesting date.

(3)	Each restricted stock unit represents a contingent right to receive one share of common stock of the Company.
(4)	The restricted stock units reported as disposed herein were settled for shares of common stock of the Company.
(5)
On March 31, 2020, the reporting person was granted 5,000 restricted stock units, of which 1,666 vested on the first anniversary of the grant date, 1,666 vested on the second anniversary of the grant date and 1,668 vested on the third anniversary of the grant date. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(6)
Settlement of dividend equivalent rights in connection with the vesting of underlying restricted stock units that were granted on March 31, 2020. The dividend equivalent rights accrued when and as the Company declared quarterly dividends and vested proportionately with the restricted stock unit to which they related. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(7)
On March 31, 2021, the reporting person was granted 4,950 restricted stock units, of which 1,650 vested on the first anniversary of the grant date and 1,650 vested on the second anniversary of the grant date. All 1,650 of the remaining unvested restricted stock units will vest on the third anniversary of the grant date. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(8)
Settlement of dividend equivalent rights in connection with the vesting of underlying restricted stock units that were granted on March 31, 2021. The dividend equivalent rights accrued when and as the Company declared quarterly dividends and vested proportionately with the restricted stock unit to which they related. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(9)
On March 31, 2022, the reporting person was granted 4,950 restricted stock units, of which 1,650 vested on the first anniversary of the grant date. Of the remaining unvested restricted stock units, 1,650 will vest on the second anniversary of the grant date and 1,650 will vest on the third anniversary of the grant date. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(10)
Settlement of dividend equivalent rights in connection with the vesting of underlying restricted stock units that were granted on March 31, 2022. The dividend equivalent rights accrued when and as the Company declared quarterly dividends and vested proportionately with the restricted stock unit to which they related. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(11)
On March 31, 2023, the reporting person was granted 5,775 restricted stock units, of which 1,925 will vest on the first anniversary of the grant date, 1,925 will vest on the second anniversary of the grant date and 1,925 will vest on the third anniversary of the grant date. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(12)	Represents shares that have been withheld by the Company to satisfy its income tax and withholding remittance obligations in connection with the net settlement of restricted stock units.